Exhibit 10.20
CORESITE REALTY CORPORATION
Non-Employee Director Compensation Policy
     1. General. The Non-Employee Director Compensation Policy (the “Policy”), as set forth herein, was adopted by the Board of Directors (the “Board”) of CoreSite Realty Corporation (the “Company”) to become effective as of the completion of the Company’s initial public offering of its common stock (the “Effective Date”). Capitalized but undefined terms used herein shall have the meanings provided for in the CoreSite Realty Corporation and CoreSite, L.P. 2010 Equity Incentive Plan (the “Plan”).
     2. Annual Cash Compensation. Each member of the Board who is not employed by the Company, CoreSite, L.P. (the “Partnership”) or one of their affiliates or TC Group, L.L.C. or one of its affiliates (a “Non-Employee Director”) shall be entitled to an annual retainer fee payable in cash with the amount determined as follows (such amount, the “Annual Retainer”):
          (i) The annual retainer fee for service on the Board shall be $40,000;
          (ii) The annual retainer fee for service on a Board committee (other than in the role of a committee Chair) shall be an additional $5,000 per committee;
          (iii) The annual retainer fee for service as Chair of the Audit Committee shall be an additional $15,000; and
          (iv) The annual retainer fee for service as Chair of each other Board committee shall be an additional $10,000.
     3. Timing of Payment of Annual Retainers. Annual Retainers payable hereunder shall be paid in quarterly installments on September 1, December 1, March 1 and June 1 of each year and shall be subject to the Non-Employee Director’s continued service on the Board on each applicable payment date. In the event the closing date of the initial public offering of the Company’s common stock (the “IPO”) occurs after September 1, 2010, the first quarterly installment of the Annual Retainer payment shall be paid on or as soon as reasonably practicable following the closing date of the IPO and such quarterly installment shall be pro-rated for the partial period of service from the closing date of the IPO to the date of the next regular quarterly installment payment.
     4. Initial Option Grants to Non-Employee Directors. Each person who commences service on the Board as a Non-Employee Director in connection with the initial public offering of the Company’s common stock (the “IPO”) on the closing date of the IPO (the “Closing Date”) shall be granted on the Closing Date, without the requirement of any separate or additional action of the Board, a Non-Qualified Stock Option to purchase two-thousand five hundred (2,500) shares of Stock (subject to adjustment as provided in Section 10.1 of the Plan) (“Initial Director Options”). The Initial Director Options shall have a per share exercise price equal to the Fair Market Value one share of Stock on the Closing Date, shall vest and become exercisable on the one-year anniversary of the date of grant of such Initial Director Options, subject to the Non-Employee Director’s continued service to the Company on such date, and shall be subject to the terms and conditions set forth in the Plan and a Stock Option Agreement substantially in the form attached hereto as Exhibit A.
     5. Initial Restricted Stock Unit Grants. Each person who commences service on the Board as a Non-Employee Director in connection with the IPO on the Closing Date shall be granted on the date a Form S-8 registering the applicable shares is filed with the Securities and Exchange Commission (the “Initial Restricted Stock Grant Date”), a number of Restricted Stock Units having a value equal to $40,000 (“Initial Director RSUs”), determined by dividing $40,000 by the per share price paid by public investors on the pricing date of the IPO to purchase shares of the Company’s common stock from the underwriters in the IPO. In addition, each Non-Employee Director shall receive one Dividend Equivalent with respect to each Initial Director RSU that is granted. The Initial Director RSUs and related Dividend Equivalents shall become vested on the one-year anniversary of the Initial Restricted Stock Grant Date, subject to the Non-Employee Director’s continued service to the Company on such date, and shall be subject to the terms and conditions set forth in the Plan and a Restricted Stock Unit Agreement substantially in the form attached hereto as Exhibit B.
     6. Annual Restricted Stock Unit Grants. Each person who is a Non-Employee Director immediately following an annual meeting of stockholders shall be granted, automatically and without necessity of any action by the Board or any committee thereof, on the date of such annual meeting a number of Restricted Stock Units having a value equal to $40,000 (“Annual Director RSUs”), determined by dividing $40,000 by the Fair Market Value of one share of Stock on the date of such annual meeting. In addition, each Non-Employee Director shall receive one Dividend Equivalent with respect to each Annual Director RSU that is granted. The Annual Director RSUs and related Dividend Equivalents shall become vested on the one-year anniversary of the date of grant, subject to the Non-Employee Director’s continued service to the Company on such date, and shall be subject to the terms and conditions set forth in the Plan and a Restricted Stock Unit Agreement substantially in the form attached hereto as Exhibit B, or such other agreement as the Board may approve from time to time. Members of the Board who are employees of the Company and who subsequently terminate employment with the Company and remain on the Board, to the extent that they are otherwise eligible, shall receive, after termination of employment with the Company, Annual Director RSUs and Dividend Equivalents pursuant to this Section 6.
     7. Written Grant Agreement. The grant of any Award under this Policy shall be made solely by and subject to the terms set forth in a written agreement in a form to be approved by the Board and duly executed by an executive officer of the Company.
     8. Effect of Other Plan Provisions. All of the provisions of the Plan shall apply to the Awards granted automatically pursuant to this Policy, except to the extent such provisions are inconsistent with this Policy.
     9. Policy Subject to Amendment, Modification and Termination. This Policy may be amended, modified or terminated by the Board in the future at its sole discretion. Without limiting the generality of the foregoing, the Board hereby expressly reserves the authority to terminate this Policy during any year up and until the election of directors at a given annual meeting of stockholders.
     10. Effectiveness. This policy shall become effective as of the Effective Date.
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EXHIBIT A
Form of Stock Option Agreement
(attached)

EXHIBIT B
Form of Restricted Stock Unit Agreement
(attached)